Exhibit 99.2

                  DESCRIPTION OF THE PROPOSED ACQUISITION

     On January 12, 2002, we, Simon and Westfield agreed to acquire, through acquisition vehicles, substantially all of the properties and other specific assets of Rodamco, including 34 major retail centers across the United States, for an aggregate purchase price of approximately Euro 2.48 billion (approximately $2.21 billion, based on current exchange rates) in cash, subject to adjustment, and the assumption of substantially all of Rodamco's liabilities, including approximately $2.18 billion of U.S. dollar denominated property debt and subsidiary perpetual preferred stock (which does not include U.S. dollar denominated debt encumbering properties to be held by the three purchasers jointly which totals approximately $602 million). Additional obligations borne by the purchasers totaling $1.175 billion include repayment of Rodamco corporate debt and payment of transaction costs. The purchase price will be reduced by any amounts paid by Rodamco to its shareholders prior to the closing of this acquisition. If the closing occurs after May 15, 2002, then the purchasers' cash purchase price will be increased by an amount equal to the product of Euro 622,642 and the number of days from May 1, 2002 until the closing. The purchasers have agreed to assume substantially all of Rodamco's liabilities but have not assumed some obligations of Rodamco and its subsidiaries, such as Rodamco's obligations to pay Dutch taxes related to this acquisition and certain covenants relating to the manner in which Rodamco and its subsidiaries may conduct their business.

     Rodamco is a publicly traded, Netherlands-based property company. Its portfolio consists primarily of high-quality regional malls in the United States, as well as ownership interests in other real estate assets. The purchasers have separately agreed to divide the assets to be purchased. We have agreed to acquire, directly or indirectly, interests in the following eight retail centers:

                    o  Lakeside Mall
                        Sterling Heights, MI

                    o  North Star Mall
                        San Antonio, TX

                    o  Collin Creek
                        Plano, TX

                    o  Perimeter Mall
                        Atlanta, GA

                    o  Willowbrook
                        Wayne, NJ

                    o  Streets at Southpoint
                        Durham, NC

                    o  Oakbrook Center
                        Oak Brook, IL

                    o  Water Tower Place
                        Chicago, IL

     We currently hold interests in and manage the Perimeter Mall, Willowbrook and Collin Creek retail centers and will be acquiring the remaining interests in these retail centers currently held by Rodamco. We currently hold a small minority interest in the North Star Mall, and will acquire this property in its entirety from Rodamco. The other four retail centers, Water Tower Place, Lakeside Mall, Oakbrook Center and the Streets at Southpoint, will provide us with a new or expanded presence in three markets, Chicago, IL, Detroit, MI and Durham, NC. The Streets at Southpoint is under construction, and we expect it to be completed in March 2002.

     Simon currently owns four of the portfolio assets in joint ventures with Rodamco, and Westfield owns one of the assets in a Rodamco joint venture. Each of these purchasers will acquire the remaining ownership interests in its existing joint venture assets. The balance of the retail center portfolio has been allocated based upon market presence and other strategic considerations of these purchasers.

     In connection with the proposed acquisition, Westfield will acquire Rodamco's interest in Franklin Park Mall in Toledo, OH. It is anticipated that Westfield will acquire our interest in Franklin Park Mall.

     The three purchasers will jointly own the remaining assets acquired from Rodamco. We will own an approximately 27.3% interest in these assets, most of which are intended to be sold. These assets include Rodamco's interests in a third party property management company (RoProperty Services
BV), a New York office building (745 Fifth Avenue) and investments in real estate operating companies (South Square Mall, River Ridge, The Plaza at Saw Mill Place, Tishman Investments, Westin New York and Kravco). The purchasers intend to operate and to develop another third party management business, Urban Retail Properties Co., with a view to capitalizing upon its current market position and the skills and talents of its existing employees.

     The purchase agreement with Rodamco was entered into on January
12, 2002. The obligations of the purchasers under the purchase agreement are joint and several. We, Simon and Westfield have allocated the assets to be purchased from Rodamco, the liabilities to be assumed and the obligations with respect to the purchase price in a separate joint purchase agreement to which Rodamco is not a party.

     The purchase agreement with Rodamco contains customary representations and warranties by Rodamco, including representations and warranties relating to:

               o    its financial statements;

               o    its organization;

               o    its subsidiaries;

               o    its capitalization;

               o    the conduct of its business;

               o    environmental matters;

               o    properties owned;

               o    liabilities;

               o    employee benefits, labor and employment matters;

               o    insurance;

               o    compliance with law;

               o    litigation and taxes;

               o    absence of material adverse changes;

               o    material contracts; and

               o    transactions with affiliates.

These representations and warranties will not survive the consummation of the purchase of Rodamco's assets. Rodamco will not indemnify us for any breaches of these representations and warranties. Rodamco is liquidating after it sells its assets to us, Simon and Westfield and, therefore, we will not be able to assert any claims against Rodamco following completion of the acquisition.

     Our obligations and those of Simon and Westfield under the purchase agreement are subject to certain conditions. However, our obligations and those of Simon and Westfield are not subject to our ability to secure financing. The conditions to the purchasers' obligations under the purchase agreement include the following:

               o approval of the transaction by two-thirds of the votes cast by Rodamco shareholders (excluding shares held by a trust established by Rodamco) at a Rodamco shareholders meeting;

               o the amount per Rodamco share available for distribution by Rodamco following the sale of its assets being not less than Euro 53 (prior to giving effect to any Dutch withholding tax) and this distribution being imminent;

               o the absence of material litigation relating to the transaction or us, Simon or Westfield;

               o the absence of an injunction or similar order prohibiting the transaction;

               o the receipt of waivers or consents of certain third parties that currently have business relationships with Rodamco or its assets;

               o the receipt of any required governmental or regulatory approvals;

               o the accuracy of Rodamco's representations and warranties, except where the failure to be accurate would not reasonably be expected to have a material adverse effect on Rodamco;

               o Rodamco having performed its covenants in all material respects;

               o no material adverse effect on Rodamco since January 12, 2002; and

               o the receipt of confirmation regarding certain tax-related matters.

         For purposes of the purchase agreement, material adverse effect on Rodamco means a material adverse effect on the business, properties, liabilities, financial condition or results of operations of Rodamco and its subsidiaries, taken as a whole, excluding the effect of:

               o general changes in the economy or financial markets of the United States or any other region outside of the United States;

               o changes in law that affect real estate investment trusts generally, unless such changes have a materially disproportionate effect, relative to other industry participants, on Rodamco and its subsidiaries, taken as a whole; and

               o changes that affect the retail industry or retail real estate properties generally, unless such changes have a materially disproportionate effect, relative to other industry participants, on Rodamco and its subsidiaries, taken as a whole.

     Rodamco's obligations to sell its assets are subject to similar conditions relating to shareholder approval, the amount it will be able to distribute to its shareholders following the asset sale, the absence of injunctions, the receipt of required governmental or regulatory approvals, accuracy of representations and warranties and performance of covenants.

     Rodamco has agreed to conduct its business in the ordinary and usual course consistent with past practice pending completion of its sale of assets to us, Simon and Westfield. As part of this commitment, Rodamco has agreed to restrictions on its activities pending closing, including agreeing not to do any of the following unless otherwise provided in the purchase agreement or approved by the three purchasers:

               o    amend its organizational documents;

               o    acquire significant assets;

               o make capital expenditures in excess of specified amounts;

               o redeem its stock (other than shares held by a voting trust);

               o    encumber or transfer its assets;

               o make or rescind any tax election relating to REIT or Dutch tax status;

               o    make new arrangements regarding employee benefits;

               o materially amend or terminate any material contract or insurance policy; and

               o    settle any significant litigation.

     Rodamco has also agreed to comply with specified pre-closing and tax-related covenants.

     The purchase agreement may be terminated under certain circumstances, including:

               o by the mutual written consent of all of Rodamco, us, Simon and Westfield;

               o by Rodamco or us, Simon and Westfield if a governmental authority shall have enjoined or otherwise prohibited the transaction and the order is non-appealable;

               o by Rodamco if its Supervisory Board accepts an acquisition proposal from another party which is more favorable to Rodamco's shareholders than this transaction;

               o by us, Simon and Westfield, if the Rodamco Supervisory Board changes its recommendation of the proposed transaction or recommends another transaction;

               o    if Rodamco shareholders do not approve the transaction;

               o by Rodamco in the event of a material breach by purchasers of a covenant, representation or warranty;

               o by us, Simon and Westfield in the event of a material breach of a covenant by Rodamco or a breach of a representation or warranty which would result in a material adverse effect on Rodamco;

               o by Rodamco or us, Simon and Westfield if the transaction does not close by July 15, 2002; and

               o by Rodamco if the amount that it will be able to distribute to its shareholders will be less than Euro 53 per share (before giving effect to Dutch withholding taxes), unless the distribution to Rodamco shareholders could be restructured as to timing so that the Euro 53 per share condition can be satisfied.

     If the transaction is completed, existing employment, severance and change of control agreements between Rodamco and its employees will be honored by the purchasers.

     We have agreed to allow the Rodamco employees who become our employees to participate in our employee benefit plans on a basis comparable to similarly situated employees. We also have agreed to indemnify Rodamco's directors and officers against certain liabilities, including liabilities related to the proposed acquisition, and to maintain directors and officers liability insurance for the benefit of these persons for a specified time period.

     In connection with the purchase agreement with Rodamco, we also entered into a joint purchase agreement with Simon and Westfield. This agreement allocates among the purchasers the properties that each purchaser will acquire and sets forth the basis upon which the portion of the aggregate purchase price to be paid to Rodamco by each purchaser will be determined. Our share of this purchase price, which is based on the allocated prices for the properties that we are acquiring, directly or indirectly, and our share of properties to be owned jointly with Simon and Westfield, is currently expected to be Euro 601 million (approximately $536 million, based on current exchange rates). In addition, we currently expect to assume approximately $675 million of U.S. dollar denominated property debt and subsidiary perpetual preferred stock (which does not include the debt encumbering properties to be held by the three purchasers jointly). We will also pay our proportionate share of Rodamco corporate debt and transaction costs of approximately $321 million. These amounts are subject to adjustment at closing depending upon various factors including changes in Rodamco debt levels and whether Rodamco has disposed of certain properties intended for sale. The joint purchase agreement does not affect our joint and several liability to Rodamco pursuant to the purchase agreement.

     The purchasers have also agreed that if one of the purchasers decides not to purchase a property due to a failure to obtain a required third party consent relating to that property, the other purchasers may elect to purchase that property themselves. The purchasers have also agreed that, if a property suffers certain defined damage or loss of value, the purchaser of that property may cause that property to be jointly acquired by all the purchasers.

     The joint purchase agreement also provides that assets which are to be acquired jointly by the purchasers generally will be controlled jointly. In addition, assets allocated to a specific purchaser which are currently held by Urban Shopping Centers are expected to remain in that entity. However, to the extent consistent with existing agreements, properties owned by Urban Shopping Centers which are allocated to a specific purchaser are intended to be managed by and for the benefit of that purchaser following the closing. Our interests in Water Tower Place, Oakbrook Center and the Streets at Southpoint will be held in Urban Shopping Centers.

     Pending closing of the proposed acquisition from Rodamco, the agreement among the purchasers provides that all consents, approvals or waivers given by the purchasers under the purchase agreement will require the unanimous agreement of the purchasers unless the particular consent, approval or waiver relates exclusively to an asset allocated solely to one of the purchasers. The agreement among the purchasers provides that if the purchasers do not all agree as to whether a condition to the purchase agreement is satisfied, and the purchaser who does not believe that a condition has been satisfied does not agree to waive satisfaction of that condition, then that purchaser may terminate the purchase agreement unless either or both of the other purchasers pursue the transaction on their own. The purchaser terminating the purchase agreement in this circumstance indemnifies the other purchasers for all damages arising out of claims that the purchase agreement was wrongfully terminated.

     If any of the purchasers is unable or unwilling to consummate the transactions contemplated by the purchase agreement, the other purchasers will have the right to purchase the assets of Rodamco as contemplated by the purchase agreement without the unable or unwilling party. In that case, the non-purchasing party will nevertheless be obligated to purchase Rodamco's interest in properties that are currently jointly owned by that purchaser and Rodamco. For example, we would purchase Rodamco's interest in Collin Creek, Perimeter Mall and Willowbrook in which we currently own the remaining interests in such a situation. We cannot assure you that the proposed acquisition from Rodamco will be completed if one of the purchasers is unable or unwilling to complete its portion of the proposed acquisition from Rodamco.

     If any purchaser breaches its obligations under the purchase agreement or the joint purchase agreement and the breach results in termination of the purchase agreement, the breaching purchaser is obligated to indemnify the other purchasers for any claim arising from the termination. However, the non-breaching purchasers will remain jointly and severally liable for any potential damages to Rodamco and the indemnity from the breaching purchaser may not adequately protect the non-breaching purchasers.

     Westfield has agreed to vote its shares of Rodamco in favor of the transaction. These shares represent approximately 23.9% of the outstanding shares of Rodamco (excluding shares held by a trust, which will be redeemed by Rodamco in connection with the transaction).

FINANCING COMMITMENT FOR THE PROPOSED ACQUISITION FROM RODAMCO

     On January 11, 2002, we received a commitment from Banc of America Securities LLC and Banc of America Mortgage Capital Corporation for an $870 million facility maturing in six months from the closing of the acquisition. We have the right to extend the commitment for an additional six months at a 30% reduction in the initial commitment amount and a further six months at a 60% reduction in the initial commitment amount. The proceeds from the financing will fund the cash portion of the purchase price and related transaction costs payable by us in connection with the acquisition. The interest rate under the financing commitment will be set during the syndication process and once set will vary based on leverage, length of borrowings and other factors. The interest rate is likely to be in excess of the effective rate under our existing credit facility. The commitment is subject to the completion of final loan documentation which is anticipated to contain financial covenants, other covenants, representations and warranties, events of default and conditions to closing that are customary for such financings, including completion of due diligence by the lenders.

PRO FORMA FINANCIAL INFORMATION RELATING TO THE PROPOSED ACQUISITION FROM
RODAMCO

     We use an operating measure known as Net Operating Income to assess operating results of our reportable segments. We define Net Operating Income as net earnings (computed in accordance with accounting principles generally accepted in the United States of America), excluding cumulative effects of changes in accounting principles, extraordinary items, gains (losses) on operating properties, real estate depreciation and amortization, deferred income taxes and interest and other financing expenses. Additionally, equity in earnings of certain unconsolidated real estate ventures is adjusted to reflect Net Operating Income on the same basis.

     We use the same accounting policies to calculate Net Operating Income as we do to calculate net earnings, except that:

               o real estate ventures in which we have joint interest and control and certain other ventures (proportionate share ventures) are accounted for using the proportionate share method rather than the equity method; and

               o our share of Net Operating Income less interest expense of other unconsolidated ventures (other/managed ventures) is included in revenues.

These differences affect only the revenues and operating expenses used in calculating Net Operating Income and have no effect on our reported net earnings or Net Operating Income.

     To assist investors in assessing the financial effect of the proposed acquisition from Rodamco, we have prepared the following unaudited pro forma statement of Net Operating Income which is based on our unaudited financial information as reflected in our Quarterly Report on Form 10-Q for the period ended September 30, 2001 and on financial information derived from financial statements and financial data provided by Rodamco for the properties to be acquired by us in which we currently hold no joint control interest. While we believe that this information provided by Rodamco is reliable, it has not been independently verified by us and has not been reviewed by our independent accountants. We cannot assure you that this information is accurate, and therefore you should exercise caution when relying on this information.

     The pro forma statement of Net Operating Income does not include any Net Operating Income for the assets to be owned jointly with Simon and Westfield (other than the retail centers owned by Urban Shopping Centers) because we intend to sell most of them and believe we can do so within one year of the acquisition. The Net Operating Income of the remaining assets to be owned jointly is not significant. The pro forma statement of Net Operating Income includes adjustments to calculate the Net Operating Income of the acquired properties using the accounting policies described above and other adjustments that are explained in the notes to the pro forma statement of Net Operating Income. The pro forma statement of Net Operating Income gives effect to the acquisition of the acquired properties as if it had occurred on January 1, 2001. However, the pro forma statement of Net Operating Income does not purport to represent what our Net Operating Income actually would have been had the acquisition occurred on such date. The pro forma statement of Net Operating Income is not necessarily indicative of Net Operating Income for the full year 2001 or Net Operating Income for future periods. The pro forma statement of Net Operating Income does not reflect any interest expense, including the additional interest expense that will result from the assumption of debt under the proposed acquisition from Rodamco and additional indebtedness incurred to fund the cash portion of the purchase price for the acquisition.

                     THE ROUSE COMPANY AND SUBSIDIARIES
           UNAUDITED PRO FORMA STATEMENT OF NET OPERATING INCOME
                FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001

                                         Acquired properties in which
                                         The Rouse Company currently                                             The Rouse
                       The Rouse        -------------------------------                                         Company and
                      Company and       holds joint     holds no joint        Total                            subsidiaries
                      subsidiaries        control          control           acquired          Pro forma        (Pro forma
                      (historical)     interests (2)    interests (3)       properties        adjustments        combined)
                      ------------     -------------    -------------       ----------        -----------        ---------

Revenues (1)          $  794,823      $     58,028         $ 115,220         $ 173,248       $ (23,393) (4)     $   910,409
                                                                                               (34,269) (5)
Operating
expenses (1)             390,608            21,953            46,780            68,733          (8,682) (4)         433,913
                                                                                               (13,933) (5)
                                                                                                (2,813) (6)
Net operating         ----------      ------------         ---------         ---------       --------------     -----------
income (1)            $  404,215      $     36,075         $  68,440         $ 104,515       $ (32,234)         $   476,496
                      ==========      ============         =========         =========       ==========         ===========

-------------------------

(1) As calculated for purposes of our segment information presentation. See note 5 to our unaudited consolidated financial statements for the nine months ended September 30, 2001 included in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2001.

(2)    Includes Collin Creek, Perimeter Mall and Willowbrook.

(3) Includes Lakeside Mall, Oakbrook Center, North Star Mall and Water Tower Place. We currently hold a 3% interest in North Star Mall, but do not exercise control over this retail center. Because the Streets at Southport does not commence operations until 2002, no operating data is reflected for this retail center.

(4) Eliminates proportionate shares of revenues and operating expenses of Collin Creek, Perimeter Mall and Willowbrook included in our historical Net Operating Income for the nine months ended September 30, 2001. As we held interests in these properties at January 1, 2001, our proportionate shares of revenues and operating expenses of these properties is included in our historical information.

(5) Eliminates proportionate shares of revenues and operating expenses of Water Tower Place and Oakbrook Center representing the interests in these properties that we will not be acquiring.

(6) Eliminates ground rent expense associated with a ground lease for one retail center because Rodamco has agreed to purchase the leased land before completion of the acquisition.

     The acquisition will be accounted for using the purchase method of accounting. Accordingly, our cost of the acquisition will be allocated to the assets acquired and liabilities assumed based on their relative fair values. Collin Creek, Perimeter Mall and Willowbrook are currently held in joint ventures in which we hold joint control interests. We account for our investments in these joint ventures using the equity method. As a result of the proposed acquisition, we will own controlling interests and will begin consolidating our existing interests in these properties as of the closing of the acquisition. If we consolidated these interests at September 30, 2001, such consolidation would have resulted in increases in consolidated property and debt of $110.8 million and $153.3 million, respectively. It would have also resulted in reductions in investments in unconsolidated real estate ventures of $8.9 million and other liabilities of $51.4 million, respectively.

     We believe that the proposed acquisition from Rodamco will enhance our financial performance in future years, including increases in our net earnings, Net Operating Income and Funds From Operations from the acquisition date. This belief is based, in part, on continued improvement in the financial performance of these properties to be acquired and achievement of anticipated synergies. We cannot assure you, however, that our actual financial performance in future periods will benefit from the proposed acquisition.